Exhibit 99.1

CONSUMERS ENERGY ANNOUNCES PLANS TO BUILD A MAJOR NEW

NATURAL GAS POWER PLANT IN GENESEE COUNTY; PROJECT INVESTMENT

ESTIMATED AT $750 MILLION WITH ABOUT 600 JOBS CREATED

JACKSON, Mich., Dec. 14, 2012 – Consumers Energy announced today that it plans to build a major new natural gas-fired power plant in Genesee County. The company estimates it will invest about $750 million in the project.

The utility plans to develop a 700 megawatt power plant in Thetford Township, which is about 20 miles northeast of Flint.

The project is expected to create about 600 construction jobs. The bulk of the construction jobs are expected to be filled by members of skilled trades unions. When completed, the proposed power plant also would create an estimated 30 operating jobs.

Consumers Energy owns the 272-acre Thetford Township site, which features access to high-volume natural gas delivery and high-voltage power transmission lines. The site already is home to nine smaller natural-gas fired combustion turbine units.

The current project schedule calls for construction to begin in 2015 and for the new combined cycle power plant to begin serving Consumers Energy’s electric customers in 2017. At 700 megawatts, the proposed plant would be able to serve a community of about 445,000.

Development of the power plant is contingent upon the company obtaining:

•	An air permit from the Michigan Department of Environmental Quality (MDEQ)

•	A certificate of necessity from the Michigan Public Service Commission (MPSC)

•	Suitable financing

Consumers Energy plans to file an air permit application today with the MDEQ. The application will be for a permit that covers two combined cycle units at the Thetford site, supporting the company’s option to develop a second unit at a later date. The MDEQ will set the schedule for its review of the permit application.

The company expects to file a certificate of necessity application with the MPSC in 2013.

John Russell, the president and chief executive officer of Consumers Energy, said development of a major new natural gas power plant is consistent with the company’s Balanced Energy Initiative, a comprehensive plan to meet the energy needs of Consumers Energy’s customers over the next 20 years.

“This proposed plant will use state-of-the-art technology to help meet the future needs of our 1.8 million electric customers in an environmentally responsible manner. Vast new supplies of natural gas have reduced prices and they are expected to stay low for the long term. We selected natural gas as the fuel source for this new power plant because we project it will be the most economical way to serve our customers in the future and continue to bring them value,” Russell said.

“Our No. 1 priority is providing our customers with safe, reliable, and affordable energy service. That’s our promise to Michigan. We work hard every day to provide our customers with a good energy value.”

Russell said the estimated $750 million investment in the proposed plant would be in addition to the $6.5 billion that the company previously announced that it planned to invest in its utility operations through 2017.

“We’re making substantial investments to serve customers and improve the environment while aggressively managing our costs. Even with this new power plant investment, we plan to hold our average base rate increases at or below the rate of inflation for the next five years,” Russell said. He added that customers are seeing direct benefits, such as increased electric system reliability, from the investments.

Russell also said that Michigan’s 2008 energy law put a comprehensive energy policy in place that gives Consumers Energy and other utilities the financial certainty and regulatory structure that they need to make major investments that create jobs and boost the state’s economy.

“Michigan has a forward-looking energy policy that is designed to provide families and businesses with the energy and the energy infrastructure they need in the future,” he said. “Our plan to invest $6.5 billion in our utility, plus another $750 million for this new power plant in Thetford Township, shows that policy is working.”

Consumers Energy, the principal subsidiary of CMS Energy (NYSE: CMS), provides natural gas and electricity to 6.8 million of Michigan’s 10 million residents in all 68 Lower Peninsula counties.

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This news release contains “forward-looking statements” as defined in Rule 3b-6 of the Securities Exchange Act of 1934, as amended, Rule 175 of the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements are subject to risks and uncertainties. They should be read in conjunction with “FORWARD-LOOKING STATEMENTS AND INFORMATION” and “RISK FACTORS” sections of CMS Energy’s Form 10-K and Consumers Energy’s Form 10-K each for the Year Ended December 31, 2011, and as updated in CMS Energy’s and Consumers Energy’s Forms 10-Q for the Quarters Ended March 31, 2012, June 30, 2012, and Sept. 30, 2012.

CMS Energy’s and Consumers Energy’s “FORWARD-LOOKING STATEMENTS AND INFORMATION” and “RISK FACTORS” sections are incorporated herein by reference and discuss important factors that could cause CMS Energy’s and Consumers Energy’s results to differ materially from those anticipated in such statements.

For more information regarding Consumers Energy, visit us at: www.consumersenergy.com or join us on Facebook at: www.facebook.com/consumersenergymichigan

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395